NEWS

Reynolds and Reynolds Provides Updates

DAYTON, OHIO, January 10, 2006 – The Reynolds and Reynolds Company (NYSE: REY) today announced that it has obtained waivers from all of its bank lenders through March 31, 2006, in connection with the company’s previously announced delay in filing its annual report on Form 10-K for the fiscal year ended September 30, 2005.

Reynolds announced December 15 that it expected to receive the waivers.

As also announced December 15, the delay has resulted from the company’s review of its revenue recognition policy in response to comments received from the SEC Staff. The company plans to file its 2005 10-K when the review is complete and its financial statements are prepared and audited.

Reynolds also announced today that it expects to delay release of results for the quarter ended December 31, 2005, until the completion of the 2005 10-K. As a result, the company expects to delay its regularly scheduled earnings conference call and the filing of its Form 10-Q for the first fiscal quarter ended December 31, 2005. Because of the ongoing revenue recognition policy review and the response to SEC Staff comments, the company is unable to estimate when the process will be completed and the filings made.

As previously announced, the company will seek necessary waivers from its public bond holders for its $100 million public debt or, if necessary, will consider defeasance of such debt. The company continues to believe that its cash balances of $133 million as of September 30, 2005, and approximately $170 million as of December 31, 2005, would be sufficient to defease its $100 million public debt, if necessary.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict, including changes in accounting policy or restatements of annual or quarterly financial statements as a result of the revenue recognition policy review, or as a result of the company’s responses to accounting comments from the SEC Staff; the timing and substance of the company’s resolution of the company’s revenue recognition policy review and of outstanding SEC Staff comments which changes, individually or in the aggregate, may be material to the Company’s financial condition, results of operations or liquidity; whether a restatement will be required for any matter other than revenue recognition or auction rate securities or the two class method of earnings per share; the nature, timing and amount of any restatement or other adjustments; the company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; the effect of any restatement or delay upon the timing of the company’s annual meeting of shareholders for 2006, the listing of the company’s common stock on The New York Stock Exchange, the funding availability under the company’s credit facilities or upon outstanding debt obligations; the company’s ability to secure necessary waivers from lenders for the delay in filing one or more of its periodic reports; the company’s ability to maintain adequate cash balances for operating and for debt defeasance; the response of customers to the delay in filing one or more periodic reports; the effect of delaying the filing of one or more periodic reports on the timing of the company’s annual meeting of shareholders for 2006 and the listing of the company’s common stock on the New York Stock Exchange; any adverse response of any of the Company’s vendors, customers, media and others relating to the delay or restatement of the company’s financial statements and accounting processes, policies and procedures, and additional uncertainties related to accounting issues. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on November 3, 2004, which is incorporated herein by reference.

About Reynolds

Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. Reynolds ranked first among major DMS providers in the most recent study of dealership satisfaction by the National Automobile Dealers Association. The company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Seventy of the Ward’s Dealer Business e-Dealer 100 leaders rely on Reynolds Web Solutions to manage their presence on the Internet. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

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Contact:

Media	Investors
Mark Feighery 937.485.8107 mark_feighery@reyrey.com	John E. Shave 937.485.1633 john_shave@reyrey.com